FOR IMMEDIATE RELEASE:  MARCH 10, 1997

          CONTACT:       BRUCE D. HANSEN     FRANK L. WELLS
                         (505) 880-5383      (505) 880-5355

                  SANTA FE PACIFIC GOLD'S BOARD OF DIRECTORS
                     SIGNS MERGER AGREEMENT WITH NEWMONT

                  NEWMONT INCREASES EXCHANGE RATIO TO 0.43


               ALBUQUERQUE, NEW MEXICO   Santa Fe Pacific Gold
          Corporation's (NYSE: GLD) Board of Directors today announced the approval and signing of a merger agreement with Newmont Mining Company (NYSE: NEM) and the termination of the merger agreement with Homestake Mining Corporation (NYSE: HM).

               The Newmont agreement provides for an exchange ratio of 0.43 of a share of Newmont common stock for each outstanding share of Santa Fe Pacific Gold common stock, which represents a material increase from Newmont's most recently proposed exchange ratio of 0.40 publicly announced on January 7, 1997. The Newmont merger is subject to the approval of the shareholders of both Santa Fe Pacific Gold and Newmont, as well as other customary conditions. The merger, which is expected to be tax-free to Santa Fe Pacific Gold shareholders and to be accounted for as a pooling of interests, is expected to close during the second quarter.

               Patrick M. James, Chairman, President and Chief Executive Officer of Santa Fe Pacific Gold, stated, "In the interest of providing the best value to our shareholders, Santa Fe Pacific Gold's Board of Directors invited Newmont and Homestake to make presentations on March 8, 1997. After discussions with both companies, Santa Fe Pacific Gold's Board of Directors determined that the merger proposal made by Newmont includes a superior exchange ratio and offers a compelling fit, substantial and improved synergies and significant long-range potential for our shareholders."

               Mr. James further stated, "All of Santa Fe Pacific Gold's management and Board of Directors recognize that Homestake is an outstanding Company and very much appreciate its sincere interest in Santa Fe Pacific Gold and the professional approach taken throughout this process by Homestake's Board of Directors and management".

               Under the terms of the Santa Fe Pacific Gold/
          Homestake merger agreement, Santa Fe Pacific Gold has paid Homestake a termination fee of $65 million.

               Santa Fe Pacific Gold is one of the largest gold mining companies in North America with mines in Nevada and California and exploration offices and projects throughout the world. The Company's shares are traded on the New York Stock Exchange under the symbol GLD.

               Statements contained in this press release which are not historical facts are forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

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